SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant (X)
Filed by a Party other than the Registrant ( )

Check the appropriate box:


( )  Preliminary Proxy Statement           (  )  Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))
(X)  Definitive Proxy Statement
( )  Definitive Additional Materials
( )  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                              MEDIA GENERAL, INC.
                (Name of Registrant as Specified in its Charter)


      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

(X)  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

( ) $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

( )  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:

     2)  Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     4)  Proposed maximum aggregate value of transaction:

     5)  Total fee paid:

( )  Fee paid previously with preliminary materials.

( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule, or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                     [Logo]

                                 Notice of 1996

                                 Annual Meeting

                                      and

                                Proxy Statement

                              Friday, May 17, 1996

                                   11:00 a.m.

                   Hamilton Park Executive Conference Center

                            Florham Park, New Jersey

       [Logo]

          Media General, Inc., P.O. Box 85333 Richmond, Virginia
                    23293-0001 (804) 649-6000

       John Stewart Bryan III
       Chairman and President

                                                     April 2, 1996

       Dear Stockholder:

             You are cordially invited to attend Media General's
       1996 Annual Meeting on Friday, May 17, 1996.

             PLEASE NOTE THAT THIS YEAR'S ANNUAL MEETING IS BEING HELD AT THE HAMILTON PARK EXECUTIVE CONFERENCE CENTER, 175 PARK AVENUE, FLORHAM PARK, NEW JERSEY, as part of our commitment to afford stockholders outside Richmond the opportunity to attend our annual meetings and learn personally about their company and the breadth of our operations. A map showing the location of the Annual Meeting appears on the back cover of this Proxy Statement.

             Whether or not you plan to be present at the Annual
       Meeting, we value your vote. Please complete, sign and return the enclosed proxy card at your earliest convenience.

             I look forward to seeing you on May 17.

                                        Yours sincerely,
                                        /s/ J. STEWART BRYAN III
                                        J. Stewart Bryan III

METROPOLITAN NEWSPAPERS (BULLET) TELEVISION (BULLET) CATV (BULLET) NEWSPRINT
                          (BULLET) PUBLISHING

                                     [Logo]

                 NOTICE OF 1996 ANNUAL MEETING OF STOCKHOLDERS

TO THE CLASS A AND CLASS B COMMON STOCKHOLDERS
  OF MEDIA GENERAL, INC.

     Please take notice that the 1996 Annual Meeting of Stockholders of Media General, Inc., will be held at HAMILTON PARK EXECUTIVE CONFERENCE CENTER, 175 PARK AVENUE, FLORHAM PARK, NEW JERSEY, ON FRIDAY, MAY 17, 1996, AT 11:00 A.M. for the following purposes:

          1. To elect a Board of Directors for the ensuing year; and

          2. To act upon such other matters as properly may come before the meeting.

     Holders of the Company's Class A and Class B Common Stock of record at the close of business on March 22, 1996, are entitled to notice of and to vote at the meeting.

     Your attention is directed to the accompanying Proxy Statement.

                                          By Order of the Board of Directors

                                             GEORGE L. MAHONEY, SECRETARY

Richmond, Virginia
April 2, 1996

     STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING IN PERSON. STOCKHOLDERS WHO EXPECT TO ATTEND IN PERSON ARE REQUESTED TO PLEASE SO INDICATE ON THE BACK OF THE ACCOMPANYING PROXY CARD. A PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

                                PROXY STATEMENT

                      1996 ANNUAL MEETING OF STOCKHOLDERS

                            SOLICITATION OF PROXIES

     This statement is furnished in connection with the solicitation of proxies by the Board of Directors of Media General, Inc. (the Company), to be used at the 1996 Annual Meeting of Stockholders to be held at the HAMILTON PARK EXECUTIVE CONFERENCE CENTER, 175 PARK AVENUE, FLORHAM PARK, NEW JERSEY, ON FRIDAY, MAY 17, 1996, AT 11:00 A.M. Proxies properly executed will be voted at the meeting in accordance with instructions. A proxy may be revoked by a Stockholder at any time before it is voted.

     The Annual Report to the Stockholders of the Company including financial statements for the fiscal year ended December 31, 1995, and this Proxy Statement and accompanying proxy card are being mailed to Stockholders on or about April 3, 1996.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     The Company had outstanding 25,904,714 shares of Class A Common Stock (Class A Stock) and 556,574 shares of Class B Common Stock (Class B Stock) as of March 22, 1996. Only holders of record at the close of business on such date will be entitled to vote, and each share of Class A or Class B Stock will be entitled to one vote on each matter as to which such class is entitled to vote, either alone or together with the other class.

     The following table shows the stock ownership as of the most recent practicable date of all persons known by the Company to have been the beneficial owners of more than 5% of the outstanding shares of any class of the Company's securities and the stock ownership of the directors and officers of the Company as a group. All such information is based on information furnished by or on behalf of the persons listed, who have sole voting power and sole investment power as to all shares of Class A and Class B Stock listed unless noted to the contrary.

                                                   AMOUNT
                                                     AND
                                                   NATURE
                                       TITLE         OF           PERCENT
       NAME AND ADDRESS OF              OF        BENEFICIAL        OF
        BENEFICIAL HOLDER              CLASS      OWNERSHIP        CLASS
D. Tennant Bryan                      Class A     2,184,952          8.4%
  333 East Grace Street               Class B       373,000(1)      67.0%
  Richmond, VA 23219
J. Stewart Bryan III                  Class A     1,299,017(1)(2)    5.0%
  333 East Grace Street               Class B        29,568(2)       5.3%
  Richmond, VA 23219
Jane Bryan Brockenbrough              Class B        55,580(3)      10.0%
  c/o Bryan Brothers
  5516 Falmouth St., Suite 302
  Richmond, VA 23230
Mario J. Gabelli                      Class A     7,819,450(4)      30.2%
  655 Third Avenue
  New York, NY 10017
The Northern Trust Company            Class A     2,901,339(5)      11.2%
  50 South La Salle Street
  Chicago, IL 60675
All directors and executive           Class A     3,922,240(6)      15.0%
  officers as a group                 Class B       420,000         75.5%

(1) The shares listed for D. Tennant Bryan include 1,380 shares of Class A Stock held for his benefit by the Media General, Inc. Thrift Plan Plus (Thrift
    Plan) as of January 31, 1996, 4,800 shares of Class A Stock held by a private foundation controlled by D. Tennant Bryan, 2,178,772 shares of Class A Stock held by The David Tennant Bryan Revocable Declaration of Trust (The D.T. Bryan Trust) and 373,000 shares of Class B Stock held by the D. Tennant Bryan Media Trust (Media Trust). D. Tennant Bryan is the grantor and has reserved a right of revocation with respect to The D.T. Bryan Trust and the Media Trust. D. Tennant Bryan is the sole trustee of The D.T. Bryan Trust, and D. Tennant Bryan and J. Stewart Bryan III serve as joint trustees of the Media Trust. D. Tennant Bryan and J. Stewart Bryan III, together with The D.
    T. Bryan Trust and the Media Trust, constitute a group for certain purposes, having aggregate beneficial ownership of 3,483,969 shares of Class A Stock and 402,568 shares of Class B Stock.

(2) The shares listed for J. Stewart Bryan III include 40,497 shares of Class A Stock held for his benefit by the Thrift Plan as of January 31, 1996, and 66,600 shares of Class A Stock registered in his name under the Media General, Inc., Restricted Stock Plan (Restricted Stock Plan). Shares listed for J. Stewart Bryan III do not include 373,000 shares of Class B Stock held by the Media Trust. The listed shares include 114,466 shares of Class A Stock subject to currently exercisable options and 922,048 shares of Class A Stock held by other trusts of which J. Stewart Bryan III serves as a fiduciary and shares in the control of the voting and disposition of shares. Shares held by trusts of which he is a beneficiary, but as to which he is not a trustee and does not control the voting or disposition of shares, are not included.

(3) Jane Bryan Brockenbrough additionally has sole voting and dispositive power as 23,000 shares of Class A Stock.

(4) The shares listed include shares held by Mr. Gabelli or entities which are under his direct or indirect control. Mr. Gabelli and such entities, in the aggregate, have sole dispositive power only as to 375,100 shares. Mr. Gabelli is deemed to have beneficial ownership of all of the foregoing shares, and one of the entities he controls, Gabelli Funds, Inc., is deemed to have beneficial ownership of all such shares other than 2,500 shares held directly by Mr. Gabelli.

(5) The Northern Trust Company serves as trustee of the Thrift Plan, and 2,897,039 of the Class A shares held as of January 31, 1996, are held in that capacity. The Thrift Plan provides that shares held for the Thrift Plan are to be voted by the trustee in the same proportion as instructions received from participants. Subject to certain restrictions, participants have the right to direct the disposition of shares of Class A Stock held for their benefit by the Thrift Plan. The Northern Trust Company has sole voting power as to all of the remaining 4,300 Class A shares.

(6) Includes an aggregate of 310,763 Class A shares subject to currently exercisable stock options.

                             ELECTION OF DIRECTORS

     The Articles of Incorporation of the Company provide for the holders of the Class A Stock voting separately and as a class to elect 30% of the Board of Directors (or the nearest whole number if such percentage is not a whole number) and for the holders of the Class B Stock to elect the balance. Accordingly, of the nine directors to be elected, three will be Class A Directors to be elected by the Class A Stockholders, and six will be Class B Directors to be elected by the Class B Stockholders. The By-Laws of the Company, consistent with applicable Virginia law, provide that in the election of each class of Directors, those receiving the greatest number of votes of each class of Stockholders entitled to vote for such Directors shall be elected. Abstentions and non-votes by brokers, banks and other nominee holders of record shall not be counted for or against any nominee. The Directors elected will serve until the next annual meeting of Stockholders. All of the nominees listed below except Miss Robertson presently are members of the Board. Unless authority is withheld, the proxies will be voted for the election as Directors of the persons named below, or, if for any reason any of such persons are unavailable, for such substitutes as management may propose. The Company has no reason to believe that any of the nominees will be unavailable. The following material is based on information submitted by the person named. Unless noted to the contrary, each Director has sole voting power and sole investment power as to all shares listed as owned beneficially by him.

                                                                            NUMBER AND PERCENTAGE*
                                                                            OF SHARES BENEFICIALLY
                                                                             OWNED MARCH 22, 1996
                                                    DIRECTOR      CLASS A
                  NAME                      AGE      SINCE          (1)             %        CLASS B       %
CLASS A DIRECTORS
Charles A. Davis........................    47        1989             581                        --
Robert V. Hatcher, Jr...................    65        1991           1,881                        --
John G. Medlin, Jr......................    62        1994           2,381                        --

CLASS B DIRECTORS
Robert P. Black.........................    68        1993           1,633                        --
D. Tennant Bryan........................    89        1930(3)    2,184,952(4)        8.4%    373,000(4)   67.0%
J. Stewart Bryan III....................    57        1974       1,299,017(2)(4)     5.0%     29,568(4)    5.3%
James S. Evans..........................    74        1982         194,700(2)                     --
Wyndham Robertson.......................    58          --             300                        --
Henry L. Valentine, II..................    68        1991          70,464(5)                 17,432(5)    3.1%

*Percentages of stock ownership less than one percent are not shown.

(1) Includes shares, if any, held in the Thrift Plan as of January 31, 1996.

(2) Shares listed for J. Stewart Bryan III and James S. Evans include 114,466 shares and 97,500 shares of Class A Stock, respectively, subject to currently exercisable options. Shares listed for Mr. Evans include 52,500 shares registered in his name under the Restricted Stock Plan.

(3) D. Tennant Bryan was elected as a director of The News Leader Company, a predecessor to the Company, in 1930 and has served continuously since that time as a director of the Company and its predecessors except for 12 months during World War II when he was overseas in the U.S. Naval Reserve.

(4) Shares held by The D.T. Bryan Trust and the Media Trust are listed as owned by D. Tennant Bryan. For further information as to stock held by D. Tennant Bryan and J. Stewart Bryan III, see "Voting Securities and Principal Holders Thereof."

(5) Mr. Valentine shares voting and investment power over the Class B shares listed in his capacity as co-trustee under certain Testamentary Trusts of an estate. Of the shares of Class A Stock listed,

    Mr. Valentine shares voting and investment power as a co-trustee or co-executor as to 45,083 shares, and he may be deemed to share voting and investment control as to 23,000 shares held by institutions for which Mr. Valentine chairs or serves on the investment committee. The shares listed do not include 1,000 shares of Class A Stock held by Mr. Valentine's wife, as to which Mr. Valentine disclaims any voting or investment power.

DIRECTORS

     CHARLES A. DAVIS is a limited partner in The Goldman Sachs Group, L.P., and previously was a partner for more than five years in the investment banking firm of Goldman, Sachs & Co. Mr. Davis serves as a director of Lechters, Inc., Merchants Bancshares, Inc., and USLIFE Corporation.

     ROBERT V. HATCHER, JR. is the former Chairman of the Board and Chief Executive Officer of Johnson & Higgins, an insurance consulting and brokerage firm, having served in that position for more than five years. Mr. Hatcher serves as a director of Coastal Healthcare Group, Inc.

     JOHN G. MEDLIN, JR. is Chairman of the Board, and until December 31, 1993, also was Chief Executive Officer of Wachovia Corporation. Both positions have been held for more than five years. Mr. Medlin serves as a director of BellSouth Corporation, Burlington Industries, Inc., Nabisco Holdings Corporation, National Service Industries, Inc., RJR Nabisco, Inc., and USAir Group, Inc.

     ROBERT P. BLACK retired as of December 31, 1992, as President of the Federal Reserve Bank of Richmond, Virginia, having served in that position for more than five years. Mr. Black serves as a director of America's Utility Fund and each of the fixed income mutual funds sponsored by T. Rowe Price.

     D. TENNANT BRYAN is Chairman of the Executive Committee of the Company's Board of Directors, having retired in June 1990 as Chairman of the Board of the Company, a position which he had held for more than five years. Mr. Bryan is a controlling person of the Company. He is the father of J. Stewart Bryan III, a director and officer of the Company.

     J. STEWART BRYAN III was elected Chairman of the Board, President and Chief Executive Officer of the Company in July 1990. Prior to that date, he had served as Vice Chairman of the Board and Executive Vice President of the Company since 1985, and as Chief Operating Officer of the Company since 1989. He is also the Chairman of Richmond Newspapers, Inc., a wholly-owned subsidiary of the Company, and has been Publisher of the Richmond Times-Dispatch (as well as The Richmond News Leader prior to its merger with the Richmond Times-Dispatch on June 1,
1992) for more than five years. He is the son of D. Tennant Bryan, Chairman of the Executive Committee of the Board of the Company, and is a controlling person of the Company.

     JAMES S. EVANS is Vice Chairman of the Board of the Company. Prior to July 1990, he served as President and Chief Executive Officer of the Company for more than five years.

     WYNDHAM ROBERTSON retired in March 1996 as Vice President for Communications at the University of North Carolina, having served in that position for more than five years. She previously was an Assistant Managing Editor for Fortune magazine and worked with that organization for 24 years. She serves as a director of Wachovia Corporation.

     HENRY L. VALENTINE, II is Chairman of Davenport & Co. of Va., Inc., a Richmond, Virginia, investment banking firm, and has served in that position for more than five years.

BOARD AND COMMITTEE MEETINGS

     The full Board of Directors held one special meeting and six regular bi-monthly meetings during 1995.

     The principal standing committees of the Board of Directors are the Executive Committee, the Audit Committee and the Compensation Committee. The Board has not formed a nominating committee.

     The Executive Committee presently consists of Messrs. D. T. Bryan, J. S. Bryan III, Alan S. Donnahoe, Evans and Valentine. The Executive Committee is empowered, with certain limitations, to exercise all of the powers of the Board of Directors when the full Board is not in session. The Executive Committee met regularly six times during 1995 on a bi-monthly schedule which alternates with meetings of the full Board of Directors.

     The Audit Committee presently consists of Messrs. Black, Davis and Valentine. This committee oversees the audit function of the Company, both with regard to internal auditors and outside auditors, which are recommended to the Board by this committee. In this capacity, the committee meets with internal and outside auditors, approves all engagements of auditors and reviews all annual Securities and Exchange Commission filings made by the Company. The Audit Committee met twice during 1995.

     The Compensation Committee presently consists of Messrs. Black, Hatcher and Medlin. This committee has general responsibility for employee compensation, makes recommendations to the Board concerning officer and director compensation and oversees the operation of the compensation related benefit plans. The Compensation Committee met three times during 1995.

     Directors, other than those serving as officers of the Company or one of its subsidiaries, receive an annual retainer and periodic meeting fees. The annual retainer is $12,000, and the meeting fee is $750. Pursuant to the terms of the Restricted Stock Plan for Non-Employee Directors, directors who are neither current nor former employees of the Company additionally receive every other year that number of shares of the Company's Class A Stock that can be purchased for $10,000 based upon the closing price of the Company's Class A Stock on the trading day immediately preceding the date of grant. Such awards were made in 1995 to Messrs. Black, Davis, Hatcher, Medlin and Valentine.

                     STOCK OWNERSHIP OF EXECUTIVE OFFICERS

     The following table lists the beneficial ownership of the Company's Class A and Class B Stock by the executive officers named in the "Summary Compensation Table" as of March 22, 1996.

                                    NUMBER AND PERCENTAGE*
                                    OF SHARES BENEFICIALLY
                                     OWNED MARCH 22, 1996
                              CLASS                CLASS
          NAME                A(1)          %        B          %
J. Stewart Bryan III        1,299,017(2)  5.0%     29,568(2)  5.3%
Marshall N. Morton             68,936(3)               --
H. Graham Woodlief, Jr.        45,867(4)               --
George L. Mahoney               7,424(5)               --
Stephen R. Zacharias           23,510(6)               --

*Percentages of stock ownership less than one percent are not shown.

(1) Includes shares held in the Thrift Plan as of January 31, 1996.

(2) For information concerning Mr. Bryan's stock ownership, see footnotes (1) and (2) to the table under "Voting Securities and Principal Holders Thereof" and footnotes (2) and (4) to the table under "Election of Directors." The shares listed for Mr. Bryan in each table of this Proxy Statement are identical.

(3) Shares listed for Mr. Morton include 37,900 shares subject to currently exercisable options and 22,700 shares registered in his name under the Restricted Stock Plan.

(4) Shares listed for Mr. Woodlief include 24,899 shares subject to currently exercisable options and 13,100 shares registered in his name under the Restricted Stock Plan.

(5) Shares listed for Mr. Mahoney include 4,066 shares subject to currently exercisable options and 3,200 shares registered in his name under the Restricted Stock Plan.

(6) Shares listed for Mr. Zacharias include 17,433 shares subject to currently exercisable options and 2,400 shares registered in his name under the Restricted Stock Plan.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table sets forth compensation awarded to, earned by, or paid to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers for each of the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM COMPENSATION
                                        ANNUAL COMPENSATION                       AWARDS                   ALL OTHER
            NAME AND                         SALARY       BONUS       RESTRICTED STOCK                    COMPENSATION
      PRINCIPAL POSITION           YEAR       ($)          ($)             ($)(1)          OPTIONS(#)        ($)(2)
J. Stewart Bryan III,              1995     $600,000     $213,127         $888,750           20,100         $ 30,939
  Chairman, President and          1994      550,000      266,290               --           20,200           28,961
  Chief Executive Officer          1993      500,000      206,262          732,488           26,000           26,761

Marshall N. Morton,                1995      332,500      118,108          345,938            7,800           16,409
  Senior Vice President and        1994      302,500      146,460               --            7,200           14,470
  Chief Financial Officer          1993      275,000      113,444          262,013            9,300           12,478

H. Graham Woodlief, Jr.,           1995      225,000       85,961          182,813            4,100           12,003
  Vice President                   1994      202,500      104,721               --            4,100           11,988
                                   1993      190,000       91,762          166,388            5,900           10,060

George L. Mahoney, (3)             1995      200,000       71,042           90,000            2,000            9,763
  General Counsel                  1994      185,000       69,666               --            5,100            1,384
                                   1993       80,208       18,382               --               --              211

Stephen R. Zacharias, (4)          1995      150,000       29,601           67,500            1,500            7,324
  Treasurer                        1994      140,000       37,657               --            3,800            7,025
                                   1993      133,500       34,094               --            5,200            7,360

(1) At December 31, 1995, the number and value of the aggregate restricted stock awards held by named executive officers were: Mr. Bryan -- 104,900 and $3,186,338; Mr. Morton -- 36,400 and $1,105,650; Mr. Woodlief -- 21,800 and
    $662,175; Mr. Mahoney -- 3,200 and $97,200; Mr. Zacharias -- 2,400 and
    $72,900. Shares were awarded in the name of each executive, and each has all rights of other Class A Stockholders, including dividends, subject to certain restrictions and forfeiture provisions.

(2) The amounts disclosed under this column for the most recent fiscal year consist of the following:

                                                                    DOLLAR VALUE OF
                                                                   INSURANCE PREMIUMS
                                                   ANNUAL             PAID BY THE
                             ABOVE-MARKET          COMPANY            COMPANY WITH
                            AMOUNTS EARNED      CONTRIBUTIONS       RESPECT TO TERM
                             ON DEFERRED          TO VESTED          LIFE INSURANCE
                             COMPENSATION       AND UNVESTED        FOR THE BENEFIT
                              DURING THE       DEFINED CONTRI-        OF THE NAMED
          NAME               FISCAL YEAR        BUTION PLANS       EXECUTIVE OFFICER       TOTAL
J. Stewart Bryan III            $2,910             $25,989               $2,040           $30,939
Marshall N. Morton                  --              14,369                2,040            16,409
H. Graham Woodlief, Jr.            666               9,297                2,040            12,003
George L. Mahoney                   --               8,090                1,673             9,763
Stephen R. Zacharias               286               5,630                1,408             7,324

(3) Mr. Mahoney joined the Company on July 15, 1993, as General Counsel and Secretary.

(4) Mr. Zacharias became an executive officer in 1993.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table provides information on stock options granted in fiscal 1995 to the named executive officers.

                                                 INDIVIDUAL GRANTS
                            NUMBER OF
                            SECURITIES      % OF TOTAL
                            UNDERLYING       OPTIONS        EXERCISE
                             OPTIONS        GRANTED TO       OR BASE                        GRANT DATE
                             GRANTED       EMPLOYEES IN       PRICE         EXPIRATION        PRESENT
          NAME                (#)(1)       FISCAL YEAR      ($/SHARE)          DATE         VALUE $ (2)
J. Stewart Bryan III          20,100           15.4%         $28.125      Jan. 25, 2005      $ 240,979
Marshall N. Morton             7,800            6.0%          28.125      Jan. 25, 2005         93,514
H. Graham Woodlief, Jr.        4,100            3.1%          28.125      Jan. 25, 2005         49,155
George L. Mahoney              2,000            1.5%          28.125      Jan. 25, 2005         23,978
Stephen R. Zacharias           1,500            1.2%          28.125      Jan. 25, 2005         17,984

(1) The amounts listed under this column represent the number of shares of the Company's Class A Stock covered by options granted to the named executive during fiscal 1995 under the provisions of the 1987 Stock Option Plan, as amended (1987 Plan). Options granted under the 1987 Plan become exercisable on a graduated scale over a three-year period and expire 10 years after the date of grant. The options also become fully exercisable upon, and must be exercised within 12 months of, the optionee's death during employment or retirement after age 55.

(2) Option values reflect Black-Scholes model output for options. The assumptions used in the model were: expected volatility of .303; zero-coupon government bond yield available on the grant date and maturing at the end of the option term; dividend yield of 2.0%; and time to exercise of 10 years. Additionally, a 5.7% discount was applied to reflect three-year pro rata vesting (3% per year probability of forfeiture). The actual value, if any, an executive may realize will depend on the amount by which the stock price on the date of exercise exceeds the exercise price. There is no assurance that the value actually realized by an executive will be at or near the value estimated by use of the Black-Scholes model.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

     The following table provides information with respect to the number and value of stock options outstanding at the end of fiscal 1995.

                                                                      NUMBER OF SECURITIES
                                                                     UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                                   SHARES                                  OPTIONS AT                   IN-THE-MONEY OPTIONS
                                ACQUIRED ON          VALUE             FISCAL YEAR-END(#)             AT FISCAL YEAR-END($)(1)
           NAME                 EXERCISE(#)       REALIZED($)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
J. Stewart Bryan III               24,000          $ 615,000         92,366           42,234         $ 663,818        $ 179,763
Marshall N. Morton                     --                 --         29,800           15,700           220,863           65,625
H. Graham Woodlief, Jr.                --                 --         20,199            8,801           140,040           38,872
George L. Mahoney                      --                 --          1,700            5,400             4,675           13,850
Stephen R. Zacharias                   --                 --         13,932            5,768            99,105           29,851

(1) The amount listed represents the difference between the closing price of the Company's Class A Stock at the end of fiscal 1995 ($30.375) and the exercise price per share, multiplied by the number of shares covered by the options.

                               PENSION PLAN TABLE

     The following table reflects the estimated aggregate retirement benefits to which certain executive officers of the Company, including each of the named executive officers in the Summary Compensation Table, are expected to be entitled under the provisions of the Company's non-contributory, funded Employees Retirement Plan and the Executive Supplemental Retirement Combined Plan (the Plans). The amount of benefit assumes that the executive has completed a minimum of 15 years of service. The benefit amount will be reduced for service of less than 15 years, or if the executive retires prior to attaining age 63. Additional benefits are not earned for service in addition to 15 years.

                                      LIFETIME ANNUAL
                                          BENEFIT
 HIGHEST FIVE-YEAR                      AT OR AFTER
AVERAGE COMPENSATION               NORMAL RETIREMENT DATE
     $  150,000                           $ 82,500
        250,000                            137,500
        350,000                            192,500
        450,000                            247,500
        550,000                            302,500
        650,000                            357,500
        750,000                            412,500
        850,000                            467,500
        950,000                            522,500
      1,050,000                            577,500

     The amount of benefit for the executive officers named in the Summary Compensation Table is derived by averaging each officer's five highest years of "Annual Compensation," as reflected in such tables.

     Retirement benefits shown are payable without offset for Social Security in monthly installments as life annuities, or in other optional forms, upon retirement after attaining age 63. Benefits for executives who participated in both plans prior to January 1, 1991, are reduced by the amount of benefits payable to them under pension plans of former employers.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Media General's compensation system is a management tool that is used to support and reinforce key operating and strategic goals. It is applied consistently to all salaried employees.

     The Company's compensation programs for management employees are designed to build a strong link between an individual's performance and his related compensation opportunities as well as to align the interests of key Media General employees with those of the Stockholders. These two elements induce eligible employees to be more responsive to the needs of the Company. Periodically, the Company reviews its compensation programs with independent consultants to ensure that, corporately, it is taking advantage of current thinking in the field of compensation management.

     The Compensation Committee feels that a tightly administered program that rewards eligible managers for appropriate behavior is a constructive way to attract talented personnel. Eligibility to participate in annual and long-term incentive programs is determined by the Committee assisted by recommendations from the Chief Executive Officer.

     There are three components to total executive compensation at Media
General: base salary and short- and long-term incentives. Using published general industry surveys targeted to the Company's size, media industry surveys targeted to size and diversification levels comparable to the Company (including but not limited to those companies found within the S&P Publishing (Newspapers) Index) and published proxy statement executive compensation levels, the Committee has established second quartile (51st-75th percentile) targets for each component. The number of companies participating in such surveys varies from year to year but averages about 75 in any given year.

     Base salary levels are determined with reference to competitive targets (as described previously) and internal equity. Pay and performance then are linked through the use of the two incentive programs.

     The short-term incentive program combines specific threshold, target and maximum goals established at the beginning of the measurement year with award targets, as described previously. All goals are growth-related, are based on profit and asset utilization levels and are established individually for each business unit and for the Company. Cash awards are paid based on the accomplishment of these goals. Maximum awards are attained at 150% of goal. Except under exceptional circumstances, which, in the Committee's opinion, were not under operating unit control, no bonuses are paid to units earning less than 80% of their goal.

     A long-term incentive program is used to reward sustained stock price growth and/or achievement of long-term, pre-established earnings per share growth targets. Awards in this program are made in the form of stock options (typically awarded to eligible participants annually at fair market value on the grant date, vesting over a three-year period) and restricted stock (typically granted to selected executive officers every other year with restrictions (currently ten years) on sale that may be lifted if pre-established earnings per share growth targets are met). The combined expected value of stock-based awards is targeted to achieve competitive levels of total compensation as described earlier; for those selected executive officers who are eligible to receive both restricted stock and stock options, annual grants are awarded on the basis that 60% of the competitive long-term incentive target would be delivered through restricted stock. The Committee notes that the relative value of a given award at the end of the measurement period will depend on the growth in value of the common stock of the Company over the time period. The vesting and ten-year trading restrictions emphasize the long-term nature of these awards and encourage eligible employees to remain in the employ of the Company. Restrictions on awards made in January 1993 were lifted in January 1996 upon the achievement of certain pre-established earnings per share growth targets for 1995.

     With respect to the $1 million deductibility threshold of Section 162(m) of the Internal Revenue Code, the Committee does not intend to allow affected compensation, paid in any one year, to exceed $1 million, except when the Committee deems such action to be in the best interests of the Company.

CEO COMPENSATION DURING 1995

     Mr. Bryan's base salary in 1995 was $600,000, 9.1% above the preceding year. Excluding the unusual gains of the previous year, Media General's net income in 1995 was 50% higher than 1994; unlike the previous year, however, the Company closely approached but did not exceed incentive plan performance targets in 1995. Therefore, following the Company's standard practice of strict application of the incentive plan formula produced a bonus for 1995 of $213,127, equal to 35.52% of Mr. Bryan's base compensation. Mr. Bryan's bonus in the preceding year equalled just over 48% of base salary. At the beginning of 1995 a stock option award of 20,100 shares of Media General Class A Common Stock and a performance accelerated restricted stock award of 31,600 shares of Media General Class A Common Stock were made to Mr. Bryan. As in the past, these awards were developed in accordance with competitive practice, as outlined previously, and were based on the standard provisions of Media General's annual and long-term incentive plans.

                           THE COMPENSATION COMMITTEE
                                           Robert V. Hatcher, Jr., CHAIRMAN
                                           Robert P. Black
                                           John G. Medlin, Jr.

                               PERFORMANCE GRAPH

     The following graph shows the cumulative total Stockholder return on the Company's Class A Stock over the last five fiscal years as compared to the returns of the Standard & Poor's (S&P) Publishing (Newspapers) Index and the American Stock Exchange (AMEX) Composite Index. The graph assumes $100 was invested on December 31, 1990, in the Company's Class A Stock, the S&P Publishing (Newspapers) Index and the AMEX Composite Index and also assumes reinvestment of dividends.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
              MEDIA GENERAL, S&P PUBLISHING (NEWSPAPERS) AND AMEX


                                    [GRAPH]


                                   1990   1991  1992  1993  1994  1995

Media General, Inc.                $100   $ 93  $ 96  $162  $167  $178
S&P Publishing Newspapers) Index    100    121   135   157   145   183
AMEX Composite Index                100   1123   125   148   131   169

                      APPOINTMENT OF INDEPENDENT AUDITORS

     At its January 1996 meeting, the Board of Directors appointed the firm of Ernst & Young LLP as the independent auditors of the Company for the 1996 fiscal year. Ernst & Young LLP has examined the accounts of the Company for many years, including 1995. The Company has been advised by Ernst & Young LLP that it is an independent public accounting firm within the meaning of the applicable rules and regulations of the Securities and Exchange Commission. A representative of Ernst & Young LLP will be present at the Annual Meeting to make a statement, if he desires to do so, and to respond to appropriate questions from Stockholders.

                               OTHER TRANSACTIONS

     The Company entered into an agreement with D. Tennant Bryan in 1985 which most recently was amended on April 7, 1994, regarding the redemption of stock from Mr. Bryan's estate. The amended agreement provides that upon Mr. Bryan's death, his estate has a right to sell and the Company has a separate right to buy the lesser of (a) 15% of the Class A Stock owned by Mr. Bryan at his death and (b) a sufficient number of shares of Class A Stock to fund estate taxes and certain funeral and administrative expenses. The purchase price for each share redeemed under the amended agreement will equal 90% of the average daily closing price for a share of Class A Stock during the 91 days preceding the date that is 30 days after the date of death. The agreement also provides that, if the estate pays taxes in installments over a period of time, and if a redemption right has been exercised, the Company in certain circumstances also may elect to pay the redemption price in installments, plus interest at the rate paid by the estate.

     The investment banking firm of Goldman, Sachs & Co., an affiliate of The Goldman Sachs Group, L.P., of which Mr. Davis is a limited partner, renders various investment banking services to the Company.

                           1997 STOCKHOLDER PROPOSALS

     Stockholders may present proposals for inclusion in the 1997 Proxy Statement, provided the proposals comply with applicable SEC regulations and are received by the Company no later than December 2, 1996.

                            SOLICITATION OF PROXIES

     The Company may solicit proxies in person or by telephone or mail. The cost of solicitation of proxies, including the reimbursement to banks and brokers for reasonable expenses in sending proxy material to their principals, will be borne by the Company. Officers and other employees of the Company may participate in such solicitation, for which they will receive no special or additional compensation. In addition, the Company has retained D. F. King & Co. to assist in the solicitation of proxies for a basic fee of $8,000, plus reimbursement of out-of-pocket expenses.

                                 OTHER MATTERS

     Management does not intend to present, nor does it know of any person who intends to present, any matter for action by Stockholders at the Annual Meeting, other than as stated in the accompanying Notice. However, the enclosed proxy confers discretionary authority with respect to the transaction of any other business which properly may come before the meeting, and it is the intention of the persons named in the enclosed proxy to vote the same in accordance with their best judgment.

                                          By Order of the Board of Directors

                                             GEORGE L. MAHONEY, SECRETARY

Richmond, Virginia
April 2, 1996

     STOCKHOLDERS ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT IN THE ENVELOPE PROVIDED, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING IN PERSON. STOCKHOLDERS WHO EXPECT TO ATTEND IN PERSON ARE REQUESTED TO PLEASE SO INDICATE ON THE BACK OF THE ACCOMPANYING PROXY CARD. A PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

                          DIRECTIONS TO ANNUAL MEETING

HAMILTON PARK EXECUTIVE CONFERENCE CENTER
175 PARK AVENUE
FLORHAM PARK, NEW JERSEY
(201) 377-2424
                                     [MAP]
FROM NJ ROUTE 24

Follow NJ 24 to Exit 2-A for Morristown. At the first light, make a left onto Park Avenue. At the fourth light, make a right into Hamilton Park.

                              MEDIA GENERAL, INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS

                                 CLASS B STOCK

The undersigned appoints J. Stewart Bryan III, Marshall N. Morton and George L. Mahoney, or any of them, the proxies of the undersigned, with power of substitution, to vote all Class B Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Friday, May 17, 1996, and any adjournment thereof, as follows:


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING ITEM:

ELECTION OF DIRECTORS     [ ] FOR           [ ] WITHHELD

Directors, Nominees: Black, D. T. Bryan, J. S. Bryan III, Evans, Robertson, Valentine

FOR, except vote withheld from the following nominee(s):

- - --------------------------------------------------------------------------------

                    (Please date and sign on reverse side.)

IF NOT OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

                   Receipt of Notice of Meeting and Proxy Statement is hereby acknowledged:

                                     Date: ____________________________, 1996.

                                     _________________________________________

                                     _________________________________________
                                     Please date and sign proxy as name appears.
                                     Joint owners should each sign personally.
                                     Trustees and others signing in a represen-tative capacity should indicate the capacity in which they sign.

                                     This proxy revokes all previous proxies.

                MEDIA GENERAL, INC., EMPLOYEES THRIFT PLAN PLUS

                         PARTICIPANT VOTING INSTRUCTION

The undersigned hereby instructs The Northern Trust Company, as Trustee of the Media General Employees Thrift Plan, to vote all shares of Media General, Inc., Class A Common Stock held by the Thrift Plan for my account at the Annual Meeting of Stockholders of Media General, Inc., to be held on Friday, May 17, 1996, and any adjournment thereof, as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE FOLLOWING ITEM:

Election of Directors           [ ] FOR            [ ] WITHHELD

  Directors, Nominees: Davis, Hatcher, Medlin
  FOR, except vote withheld from the following nominee(s):

________________________________________________________________________________

                     (Please date and sign on reverse side.)

IF NOT OTHERWISE SPECIFIED, THIS INSTRUCTION WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Receipt of Notice of Meeting and Proxy Statement is hereby acknowledged.

                                    Dated: ___________________________, 1996

                                    ________________________________________

                                    ________________________________________
                                    Please date and sign instruction exactly as name appears. This instruction revokes all previous instructions.